SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

 Check the appropriate box:
__	Preliminary information statement
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X	Definitive information statement

                         Oban Mining, Inc.
(Name of Registrant as Specified In Its Charter)

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OBAN MINING, INC.

NOTICE OF ACTION BY WRITTEN CONSENT
AND
INFORMATION STATEMENTNT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholders:

        Notice is hereby given that effective October 28, 2003, we received the written consent, in lieu of a meeting of stockholders, from the holders of a majority of our outstanding voting stock, approving an amendment to our certificate of incorporation that will change our name from "Oban Mining, Inc." to "Ikona Gear International, Inc." The shareholder action also approved the adoption of the 2003 Equity Incentive Plan described in the attached Information Statement.

        You are encouraged to read the attached Information Statement for further information regarding these actions.

        This is not a notice of a meeting of stockholders and no stockholders' meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.
By Order of the Board of Directors
/s/ Simon Anderson, Secretary Simon Anderson, Secretary

Vancouver, British Columbia
November 10, 2003

INFORMATION STATEMENT

        The purpose of this Information Statement is to notify the holders of our common stock as of the close of business on November 7, 2003 (the "Record Date"), that effective October 28, 2003 we received the written consent, in lieu of a meeting of stockholders, from the holders of 11,118,416 shares of our common stock, representing approximately 51.1% of our outstanding voting stock, approving an amendment to our certificate of incorporation that will change our name from "Oban Mining, Inc." to "Ikona Gear International, Inc." The shareholder action also approved the adoption of our 2003 Equity Incentive Plan (the "Plan")described below.

        This Information Statement is first being mailed or furnished to stockholders on or about November 10, 2003, and the name change amendment and the approval of the Plan described herein will not become effective until at least 20 days thereafter. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses. We will also, upon request, reimburse brokers, banks and similar organizations for reasonable out-of-pocket expenses incurred in forwarding this Information Statement to their clients.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth information as of October 28, 2003, with respect to (i) any person who is known to us to be the beneficial owner of five percent (5%) or more of our common stock, (ii) all directors and executive officers individually, and (iii) all shares of our common stock beneficially owned by all of our directors and executive officers as a group(1). As of October 29, 2003, there were a total of 21,760,633 shares of common stock issued and outstanding held of record by 115 persons. Based on all available information, and except as otherwise noted and subject to community property laws where applicable, we believe that the beneficial owners listed below exercise the sole voting and investment power with respect to the shares that they own.
Name and Address	Number of Shares	Percent Owned(2)
Laith Nosh(3) Vancouver, British Columbia	6,000,000	27.4%
Dal Brynelsen(4) Vancouver, British Columbia	1,593,416	7.3%
Simon Anderson(5) Vancouver, British Columbia	375,000	1.7%
Barrie Freeke Vancouver, British Columbia	275,000	1.3%
Richard Achron Richmond, British Columbia	500,000	2.2%
All Officers and Directors as a Group (5 persons)	8,743,416	39.8%
_________________________________________________

(1)Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)The percentages shown are calculated based upon 21,760,633 shares of common stock outstanding. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of the date of this Memorandum upon the exercise of options and warrants or conversion of notes are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3) Includes 2,725,000 shares held of record by Diversified Sciences, Ltd., and 25,000 shares held of record by Ikona Gear Technologies,Inc., both of which entities are controlled by Mr. Nosh.

(4) Shares are held of record by Denise Broderick, Mr. Brynelsen's spouse.

(5)Shares are held of record by MCSI Capital Corp., an entity controlled 50% each by Mr. Anderson and Tracy Moore.

STOCKHOLDER ACTION

Introduction

        Effective October 28, 2003, our Board of Directors unanimously approved a resolution to amend our Certificate of Incorporation that would change our name from "Oban Mining, Inc." to "Ikona Gear International, Inc." (the "Name Change Amendment") and a resolution to adopt our 2003 Equity Incentive Plan, and submitted such matters for stockholder approval. Effective October 28, 2003, stockholders holding approximately 51.1% of our outstanding voting stock, acting by majority written consent approved and ratified the Name Change Amendment and the adoption of the Plan.

Name Change

Purpose of the Name Change

        The Name Change has been approved to reflect our recent acquisition of 100% of the issued and outstanding shares of equity securities of Ikona Gear USA, Inc., ("Ikona USA"). Prior to the acquisition, Ikona USA was known as Ikona Gear International, Inc., and changed its name to Ikona Gear USA, Inc. as part of the acquisition. Following completion of our acquisition of Ikona USA, our primary activity will be to further the development of the patented Ikona gearing system. The Name Change Amendment is intended to better identify the Company with its new focus and direction.

Effects of the Name Change

        Changing our name will not have any effect on our corporate status, the rights of stockholders or the transferability of outstanding stock certificates. Outstanding stock certificates bearing the name "Oban Mining, Inc." will continue to be valid and represent shares of Ikona Gear International, Inc. following the name change. In the future, new stock certificates will be issued bearing our new name, but this will in no way affect the validity of your current stock certificates. Once our name change has become effective, our stock will trade on the OTC Bulletin Board under a new ticker symbol that will be assigned by the NASD. We will issue an announcement informing our shareholders of the new ticker symbol when it has been assigned.

Vote Required

        The affirmative vote of the holders of a majority of our outstanding common stock is required to change our name from "Oban Mining, Inc." to "Ikona Gear International, Inc.," which vote was obtained by a majority written consent effective October 28, 2003.

Dissenters' Rights of Appraisal

        The Nevada Revised Statutes do not provide for appraisal rights in connection with our name change.

2003 Equity Incentive Plan

       The Company's 2003 Equity Incentive Plan was adopted by the Board of Directors and approved by the written consent of the holders of a majority of our issued and outstanding shares of common stock on October 28, 2003. In order to be authorized to grant incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986, as amended, it was necessary that such a plan receive and obtain shareholder approval. The essential features of the 2003 Plan are outlined below:

        The 2003 Plan provides for the grant of (1) both incentive and nonstatutory stock options, (2) stock bonuses, (3) rights to purchase restricted stock and (4) stock appreciation rights (collectively, "Stock Awards"). Incentive stock options granted under the 2003 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2003 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of Stock Awards.

        The 2003 Plan was adopted by the Board of Directors and approved by written consent of the holders of a majority of our outstanding shares of common stock on October 28, 2003. The 2003 Plan provides a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

        The 2003 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 2003 Plan and, subject to the provisions of the 2003 Plan, to determine the persons to whom and the dates on which Stock Awards will be granted; whether a Stock Award will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase restricted stock, a stock appreciation right or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; whether a person shall be permitted to receive stock upon exercise of an independent stock appreciation right; and the number of shares with respect to which a Stock Award shall be granted to each such person. The Board of Directors is authorized to delegate administration of the 2003 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 2003 Plan to the Compensation Committee of the Board. As used herein with respect to the 2003 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

        Incentive stock options and stock appreciation rights related to incentive stock options may be granted under the 2003 Plan only to selected employees (including officers and directors who are employees) of the Company and its affiliates. Selected employees, non-employee directors and consultants are eligible to receive Stock Awards other than incentive stock options and such stock appreciation rights under the 2003 Plan. Non-employee directors are eligible only for nonstatutory stock options. No incentive stock option may be granted under the 2003 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the incentive stock option exercise price is at least 110%of the fair market value of the stock subject to the incentive stock option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the 2003 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. Non-employee directors are eligible only for nonstatutory stock options.

        The Company has reserved a total of 4,400,000 shares of Common Stock for issuance under the 2003 Plan. If any Stock Award granted under the 2003 Plan expires or otherwise terminates without being exercised, the Common Stock not purchased pursuant to such Stock Awards again becomes available for issuance under the 2003 Plan.

        The following is a description of the permissible terms of options under the 2003 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment

        The exercise price of incentive stock options under the 2003 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 2003 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information." At November 7, 2003, the closing price of the Company's Common Stock as reported on the OTC Electronic Bulletin Board was $.60 per share. In the event of a decline in the value of the Company's Common Stock, The Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To date, the Board has not exercised such authority. To the extent required by Section 162(m), an option repriced under the 2003 Plan is deemed to be canceled and a new option granted. Both the options deemed to be canceled and the new options deemed to be granted will be counted against the2003 Plan share limitation. The exercise price of options granted under the 2003 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

Option Exercise

        Options granted under the 2003 Plan may become exercisable ("vest") in cumulative increments as determined by the Board. Shares covered by options granted in the future under the 2003 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 2003 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

Term

        The maximum term of options under the 2003 Plan is 10 years. Options under the 2003 Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time not exceeding twelve months following such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

       The following is a description of the permissible terms of stock bonuses and restricted stock purchase agreements under the 2003 Plan. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement includes the substance of each of the following provisions as appropriate:

Purchase Price

        The purchase price under each restricted stock purchase agreement is such amount as the Board may determine and designate in such agreement, but in no event may the purchase price be less than eighty-five percent (85%) of the stock's fair market value on the date such award is made. Notwithstanding the foregoing, the Board may determine that eligible participants in the 2003 Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

Consideration

        The purchase price of stock acquired pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board or the Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Notwithstanding the foregoing, the Board may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

Vesting

        Shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

Termination of Employment or Relationship as a Director or Consultant

        In the event a participant's continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise re-acquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

Stock Appreciation Rights

        The three types of Stock Appreciation Rights that are authorized for issuance under the 2003 Plan are as follows:

        Tandem Stock Appreciation Rights. Tandem stock appreciation rights may be granted appurtenant to an option, and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. Tandem stock appreciation rights require the holder to elect between the exercise of the underlying option for shares of stock and the surrender, in whole or in part, of such option for an appreciation distribution. The appreciation distribution payable on the exercised tandem right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the option surrender) in an amount up to the excess of (i) the fair market value (on the date of the option surrender) of the number of shares of stock covered by that portion of the surrendered option in which the optionee is vested over (ii) the aggregate exercise price payable for such vested shares.

        Concurrent Stock Appreciation Rights. Concurrent stock appreciation rights may be granted appurtenant to an option and may apply to all or any portion of the shares of stock subject to the underlying option and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. A concurrent right is exercised automatically at the same time the underlying option is exercised with respect to the particular shares of stock to which the concurrent right pertains. The appreciation distribution payable on an exercised concurrent right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the concurrent right) in an amount equal to such portion as shall be determined by the Board at the time of the grant of the excess of (i) the aggregate fair market value (on the date of the exercise of the concurrent right) of the vested shares of stock purchased under the underlying option which have concurrent rights appurtenant to them over (ii) the aggregate exercise price paid for such shares.

        Independent Stock Appreciation Rights. Independent stock appreciation rights may be granted independently of any option and are generally subject to the same terms and conditions applicable to nonstatutory stock options. The appreciation distribution payable on an exercised independent right may not be greater than an amount equal to the excess of (i) the aggregate fair market value (on the date of the exercise of the independent right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such independent right, and with respect to which the holder is exercising the independent right on such date, over (ii) the aggregate fair market value (on the date of the grant of the independent right) of such number of shares of Company stock. The appreciation distribution payable on the exercised independent right is in cash or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the independent right.

        If there is any change in the stock subject to the 2003 Plan or subject to any Stock Award granted under the 2003 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 2003 Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, and the class, number of shares and price per share of stock subject to such outstanding options.

        The 2003 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization (a "Change-in-Control"), to the extent permitted by law, any surviving corporation will be required to either assume Stock Awards outstanding under the 2003 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue Stock Awards outstanding under the 2003 Plan, or to substitute similar Stock Awards, then the time during which such Stock Awards may be exercised shall be accelerated and the Stock Awards terminated if not exercised during such time. Individual options may contain more liberal vesting acceleration provisions. The acceleration of a Stock Award in the event of a Change-in-Control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

        The Board may suspend or terminate the 2003 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2003 Plan will terminate on September 15, 2013. The Board may also amend the 2003 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 2003 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

        Under the 2003 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution unless otherwise specified in the option agreement, in which case the nonstatutory stock option may be transferred upon such terms and conditions as set forth in the option, including pursuant to a domestic relations order. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Federal Income Tax Considerations.

        Incentive Stock Options. Incentive stock options under the 2003 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code. There generally are no federal income tax consequences to the optionee or the. Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any. If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the stock was held. Long-term capital gains currently are generally subject to lower tax rates than short-term capital gains (which are taxed at the ordinary income rate). The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

        Nonstatutory Stock Options. Nonstatutory stock options granted under the 2003 Plan generally have the following federal income tax consequences:

        There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

        Restricted Stock and Stock Bonuses. Restricted stock and stock bonuses granted under the 2003 Plan generally have the following federal income tax consequences:

        Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on how long the stock was held from the date ordinary income is measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture.

        Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

        Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the 2003 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights maybe granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors"; and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount(or formula used to calculate the amount) payable upon attainment of the performance goal).

ADDITIONAL INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.